300 HIGH STREET
                                DENVER CO 80218
                                 (303) 778-7443
                              FAX: (303) 778-0992

June 7, 1999

Board of Directors of
Fi-Tek V, Inc.

Gentlemen:

I hereby resign my positions as a director and as an officer of Fi-Tek V, Inc., effective this date.


Sincerely,


/s/ Frank L. Kramer

Frank L. Kramer